Exhibit 10.7

THE GSC CORP. 2005 STOCK INCENTIVE PLAN

NON-QUALIFIED STOCK OPTION AWARD AGREEMENT

GSC Capital Corp., a Maryland corporation (the “Company”), hereby grants to the “Participant” a Non-qualified Stock Option to purchase shares of Common Stock of the Company pursuant to the GSC Corp. 2005 Stock Incentive Plan (the “Plan”) upon the following terms and conditions:

Optionee:		Non-qualified Option:
Name:	GSCP (NJ), L.P.	Grant Date:	July 11, 2005

Employer		Option Granted (# shares):	102,000
I.D. No.:	13-4090785

Address:	500 Campus Drive	Purchase Price Per Share:	$25.00
	Suite 220
	Florham Park, NJ 07932	Total Cost to Exercise:	$2,550,000.00

1.	This Non-qualified Stock Option is subject to all terms and conditions of this Agreement and the Plan, the terms of which are hereby incorporated by reference. Capitalized terms not otherwise defined herein shall have the meaning assigned to such term in the Plan.

2.	The term of this Option shall be for a period of ten years, but may expire earlier as provided under the terms of the Plan.

3.	Except to the extent this Option becomes exercisable earlier in accordance with the terms of the Plan, this Option shall vest and become exercisable as to shares of Common Stock in accordance with the following schedule:

Vesting =	34,000	shares after the first anniversary of the grant date
	34,000	shares after the second anniversary of the grant date
	34,000	shares after the third anniversary of the grant date

For purposes of the Agreement and the Plan, your Service shall be deemed to be terminated on the date you cease to be the Manager within the meaning of the Offering Memorandum and such termination shall be treated as being described in Section 10(a)(iii) of the Plan.

4.	Subject to the terms and conditions of the Plan and this Agreement, the Participant may exercise this Option in whole or in part by giving appropriate written notice to the Company, together with provision for payment of the full purchase price of the shares of Stock for which this Option is exercised and applicable withholding taxes, if any. The notice shall specify the number of shares to be exercised and shall be signed by the Participant. The full purchase price of the shares of Stock as to which an Option is exercised shall be paid in cash to the Company in full, or adequate provision for such payment made, at the time of exercise.

5.	Notices hereunder and under the Plan, if to the Company, shall be delivered to the Plan Administrator (as so designated by the Company) or mailed to the Company’s principal office, GSC Capital Corp., 500 Campus Drive, Suite 220, Florham Park, NJ 07932, attention of the Plan Administrator, or, if to the Participant, shall be delivered to the Participant or mailed to its address as the same appears on the records of the Company.

6.	All decisions and interpretations made by the Board of Directors or the Committee with regard to any question arising hereunder or under the Plan shall be binding and conclusive on all persons. In the event of any inconsistency between the terms hereof and the provisions of this Agreement and the Plan, the Plan shall govern.

7.	By accepting this Option, the Participant acknowledges receipt of a copy of the Plan and agrees to be bound by the terms and conditions set forth in this Agreement and the Plan, as in effect from time to time.

8.	By accepting this Award, the Participant further acknowledge that the federal securities laws and/or the Company’s policies regarding trading in its securities may limit or restrict its right to buy or sell Shares, including, without limitation, sales of Shares acquired in connection with this Award. The Participant agrees to comply with such federal securities law requirements and Company policies, as such laws and policies are amended from time to time.

9.	This Agreement shall be governed by the laws of the State of Maryland without giving effect to its choice of law provisions.

GSC CAPITAL CORP.

By:	/s/ April M. Spencer

Name:	April M. Spencer

Title:	Chief Financial Officer, Secretary and Treasurer

GSCP (NJ), L.P., Participant

By:	/s/ David L. Goret

Name:	David L. Goret

Title:	Managing Director and Secretary